Subject: Board Attendance and Compensation Policy	February 25, 2021

Exhibit 10.1
SUMMIT FINANCIAL GROUP, INC.

BOARD ATTENDANCE AND COMPENSATION POLICY

Compensation & Nominating Committee Approval: 02/11/2021
Holding Company Board Approval: 02/25/2021

1.PURPOSE AND CONTENTS

General

This section outlines the Summit Financial Group and its subsidiaries Board Attendance and Compensation Policy, formalized by the Board of Directors of Summit Financial Group, Inc. on the date indicated above.

Topics covered in this policy are:

Meeting Fees for Holding CompanyBoard Members	Topic 2
Retainer and Meeting Fees for Subsidiary Board Members	Topic 3
Meeting Fees for Division Board Members	Topic 4
Employee-Directors	Topic 5
Deferred Compensation Plan	Topic 6
Payment by Direct Deposit and Deferral of Payments	Topic 7
Expense Reimbursement	Topic 8
Attendance	Topic 9
Renomination	Topic 10
Mandatory Retirement	Topic 11
Benefits	Topic 12
Stock Requirement	Topic 13

Effective Date

All employees of Summit Financial Group, Inc., herein referred to as the “Summit”, must comply with the terms of this policy immediately. Managers, employees and technical personnel must modify system configurations and procedures, if necessary, to comply with the terms of this plan within 10 business days.

2.MEETING FEES FOR HOLDING COMPANY BOARD MEMBERS

Holding Company board members will be paid as follows:

◦$500 per board meeting attended. Note: Only one meeting fee will be paid for attending a joint meeting of the Holding Company and Subsidiary Board.

◦$300 per committee meeting attended (unless otherwise noted);

◦$300 per Equity Compensation Committee meeting if held on a different date than a Compensation and Nominating Committee meeting

◦$750 per Audit Committee meeting attended;

◦$750 per Compensation and Nominating Committee attended;

◦$500 per Executive Committee meeting attended.

Members of the board of directors of Summit may attend board meetings or committee meetings in person or by video conference. Any member of any board or committee may attend meetings by telephone, but payment will be made for only four (4) meetings (either board or committee) in any given year where attendance is by telephone. Notwithstanding the foregoing, members of the Audit Committee should not attend meetings by telephone. In

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Subject: Board Attendance and Compensation Policy	February 25, 2021

addition, Audit Committee members shall receive no other remuneration other than the retainer fees and fees per meeting set forth herein for serving on the Audit Committee.

1.RETAINER AND MEETING FEES FOR SUBSIDIARY BOARD MEMBERS

Members of the board of directors of the subsidiaries of Summit will be paid a $15,000 retainer fee. The retainer fee will be paid on May 31st each year to every director who is scheduled to serve through December 31st of said year. In addition to the above retainer fee, subsidiary directors will receive $500 per board meeting attended. Note: Only one meeting fee will be paid for attending a joint meeting of the Holding Company and Subsidiary Board. Subsidiary board members (except for Executive Committee) will also be paid $300 per committee meeting attended.Executive Committee members will be paid $500.00 per Executive Committee meeting attended. Members of board committees may attend committee meetings in person or by video conference. Any member of any board or committee may attend meetings by telephone, but payment will be made for only four (4) meetings (either board or committee) in any given year where attendance is by telephone.

2.MEETING FEES FOR DIVISION BOARD MEETINGS

The Chairman of each division shall appoint individuals to serve as a member of the division board of directors. Each division board member shall serve for a term of two (2) years and may be re-appointed for an additional two- year term. The division board of directors shall operate solely as an advisory board and shall have no authority to manage the business and property of Summit or its subsidiaries or to direct the operations of Summit or its subsidiaries. Members of each division board of directors shall not be paid a retainer fee; however each member of the division board of directors shall be paid a fee per meeting attended as set by the CEO of Summit. The fee shall only be paid for division board of directors who attend in person.

3.EMPLOYEE-DIRECTORS

If an individual is a member of the board of directors of Summit or any of its subsidiaries and is also an employee of Summit or any of its subsidiaries, then such employee/director shall be paid the retainer fees and the fees for each board meeting attended as set forth above; however, such employee/director shall not be paid the fees for each committee meeting attended.

4.DEFERRED COMPENSATION PLAN

A deferred compensation plan (“Director Deferred Compensation Plan”) for the members of the board of directors of the subsidiaries of Summit was established to allow members of the board of directors of the subsidiaries of Summit to defer their compensation. For further details please refer to the Director Deferred Compensation Plan. Election to participate in the Director Deferral Plan is only allowed once a year at a set time per the plan documents.

5.PAYMENT BY DIRECT DEPOSIT AND DEFERRAL OF PAYMENTS

The retainer fees and per meeting fees described above may be paid by direct deposit into each board member’s Summit Financial Group, Inc. subsidiary bank account or the fees can be deferred if the board member is a participant in the Director Deferral Plan. If payment is made by a direct deposit to a board member’s account, then it will be made on the last day of the month; however, if the last day of the month falls on a weekend, the direct deposit will be made on the previous Friday. If the meeting date falls after the deadline for payroll, payments will be made the following month for attendance at a meeting.

6.EXPENSE REIMBURSEMENT

Any member of the board of directors of Summit or any of its subsidiaries who must travel in excess of sixty (60) miles round trip from his primary residence or place of business to attend a board meeting or committee meeting is eligible for reimbursement of direct expenses including, but not limited to, mileage and hotel expenses. Requests must be filed within 90 days of meeting date. Forms are available from the Human Resources Department for this purpose.

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1.ATTENDANCE

Summit owns all of the shares of stock of each of its subsidiaries, and therefore, Summit has the power to elect the directors of each of its subsidiaries. Members serving on the board of directors of each of Summit’s subsidiaries serve at the will and pleasure of the board of directors of Summit. Serving on the board of directors of a financial institution is a very serious commitment. In order to do the job properly, directors must set aside the time to attend the board and committee meetings. If a director fails to attend at least 75% of the board and committee meetings of which he is a member for any given calendar year, then the director will be placed on attendance probation. If a director does not attend at least 75% of the board and committee meetings for two consecutive years, then the board will ask the individual to resign unless the director submits a good reason for his or her absence. Acceptable reasons for failing to attend board and committee meetings include, but are not limited to, public service, personal health problems, or family health problems.

2.RENOMINATION

Each year, the Nominating Committee will meet to assess the performance of all board members and make a recommendation to the full board of Summit as to which board members should be renominated. The Nominating Committee will assess whether each member is continuing to fulfill his or her fiduciary duties to the board. Additionally the Nominating Committee will assess the contribution by said board members to furthering the mission of their respective bank.

3.MANDATORY RETIREMENT

Members of the Board of Directors of Summit and its subsidiaries are subject to a mandatory retirement age of 75. When a Summit or subsidiary bank board member reaches age 75, he/she will not be renominated. If a Summit or subsidiary bank board member would attain the age of 75 at any time during his or her three year term, then such director will be nominated for such lesser term so as to comply with the mandatory retirement age. The following exceptions have been made to this requirement:

1.Members of the board of directors of Summit who were board members of Potomac Valley Bank and who were the age of 60 at the time of the Potomac Valley Bank merger into Summit may be re-nominated until the age 80, provided such board member’s service is consistent with prudent banking practices and such board member fulfills his or her fiduciary duty to Summit to Summit’s satisfaction.

2.Any member of the board of directors of Summit or any of its subsidiaries who remains an active employee of Summit or any of its subsidiaries is not subject to mandatory retirement because of age.

3.The division board members are not subject to mandatory retirement because of age.

4.BENEFITS

Individuals who were members of either the South Branch Valley National Bank board or members of the Potomac Valley Bank board at the time of merger, will continue benefits provided before the merger until their mandatory retirement from the board. At retirement, the board member may continue their benefits through Summit provided the board member pays 100% of the premium of the benefit.

Any future offer of benefits will be reviewed and approved by the Compensation Committee before being offered to the board members.

5.STOCK REQUIREMENTS

In order to be elected to and maintain a seat on the board of directors of Summit or any of its subsidiaries, a member must hold in his or her own right, a minimum number of shares of the stock of Summit. Regulations promulgated by West Virginia law set forth the minimum number of shares that must be owned by each director. Qualifying share ownership for directors of Summit Community Bank are governed by West Virginia law. The bylaws of Summit set forth more stringent requirements than established by West Virginia law. In addition, this

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Subject: Board Attendance and Compensation Policy	February 25, 2021

policy establishes more stringent requirements than the requirements set forth in the bylaws of Summit Community Bank. Summit stock held in the Director Deferred Compensation Plan will be counted towards the minimum requirement of stock that each member of the board of directors of each subsidiary of Summit must own to maintain a seat on the board of directors.

The requirements are as follows:

•Summit Financial Group, Inc.

West Virginia law provides that each director of Summit must own in his or her own right, common or preferred stock of Summit, in an amount equal to or greater than any one of the following:

(i)aggregate par value of $500.00;
(ii)aggregate shareholders’ equity of $500.00; or
(iii)aggregate fair market value of $500.00.

Determination of the fair market value of the director’s stock in Summit is based on the value of the stock on the date it was purchased or on the date that the individual became a director, whichever is greater.

Directors should be aware that although based on the current market value of Summit stock, the minimum number of shares required to be owned under this policy exceeds the regulatory minimum, a decrease in the market value of Summit stock could require directors to purchase more shares to meet the regulatory minimums discussed below.

Summit’s bylaws and this policy impose more stringent requirements on directors than imposed by West Virginia law. Summit’s bylaws and this policy require that each director own in his or her own right, a minimum of 2,000 shares of Summit’s common stock. This minimum number of shares shall be proportionately increased for any stock splits. Summit’s bylaws specify that the following shares are held in a director’s “own right”: (i) shares held solely in the director’s name; (ii) shares held through the corporation’s employee stock option plan, a profit-sharing plan, individual retirement account, retirement plan or similar arrangement; and (iii) shares owned by a company where the director owns a controlling interest.

The West Virginia Attorney General has interpreted the language “own in his own right” in the West Virginia statute governing qualifying shares, W.Va. Code § 31A-4-8, to exclude any shares that a director owns jointly. Accordingly, Summit’s bylaws and this policy allow shares held jointly by a director and his or her spouse to be counted when determining whether the director owns 2,000 shares of common stock in his or her own right, as long as the director owns stock in his or her own name with a minimum value (calculated by the par value, shareholder’s equity or fair market value) of at least $500 (the minimum imposed by West Virginia law).

•Summit Community Bank

West Virginia state law and the bylaws of Summit Community Bank provide that each director of Summit Community Bank must own in his or her own right, common or preferred stock of Summit, in an amount equal to or greater than any one of the following:

(i)aggregate par value of $500.00;
(ii)aggregate shareholders’ equity of $500.00; or
(iii)aggregate fair market value of $500.00.

Determination of the fair market value of the director’s stock in Summit is based on the value of the stock on the date it was purchased or on the date that the individual became a director, whichever is greater.

This policy imposes more stringent requirements on directors of Summit Community Bank than imposed by West Virginia state law and the bylaws of Summit Community Bank. This policy requires that each member of the board of directors of Summit Community Bank own, in his or her own right, a minimum of one-thousand (1,000) shares of common stock of Summit. This minimum number of shares shall be proportionately increased for any stock splits. For purposes of determining whether shares are owned by a director in his or her own right, the following

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Subject: Board Attendance and Compensation Policy	February 25, 2021

shares shall be deemed owned by a director in his or her own right: (i) shares held solely in the director’s name;
(ii) shares held through the Summit’s employee stock ownership plan, the Director Deferred Compensation Plan, a profit-sharing plan, individual retirement account, retirement plan or similar arrangement; and (iii) shares owned by a company where the director owns a controlling interest. Shares held jointly by a director and his or her spouse may also be counted when determining whether the director owns 1,000 shares of common stock in his or her own right as long as the director owns stock in his or her own right with a minimum value (calculated by the par value, shareholder’s equity or fair market value) of at least $500.

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